Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440, 333-160424 and 333-174992 and Forms S-3 Nos. 333-158998 and 333-161391) of Stone Energy Corporation and in the related Prospectuses of our report dated November 7, 2011 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended September 30, 2011.

Very truly yours,
/s/ Ernst & Young LLP

New Orleans, Louisiana
November 7, 2011